Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration on Form S-8 of our report dated November 23, 2015 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in PTC Inc.'s Annual Report on Form 10-K for the year ended September 30, 2015.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP